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                                                                      EXHIBIT 99


                                                           FOR IMMEDIATE RELEASE

THE SCOTTS COMPANY                                                     NEWS
===========================================================================

                      SCOTTS ANNOUNCES PARTIAL EXERCISE OF
                          HAGEDORN PARTNERSHIP WARRANTS

         MARYSVLLLE, Ohio (August 21, 2002) -- The Scotts Company (NYSE: SMG), the global leader in the consumer lawn and garden industry, announced today that the Hagedorn Partnership, L.P. exercised warrants for 1,140,750 common shares on a cashless basis in accordance with the terms of the warrants and the 1995 merger agreement between Scotts and the former shareholders of Stern's Miracle-Gro.

         The Hagedorn Partnership received 467,092 common shares on a net basis and has remaining warrants for 1,792,608 common shares, which are exercisable on, or prior to, November 19, 2003.

         James Hagedorn, Scotts' President and Chief Executive Officer, and a general partner in the Hagedorn Partnership, stated, "I have no present intention to sell any of the common shares I own or that are held for my account by the Partnership, including the shares that were acquired today."

About Scotts
------------

The Scotts Company is the world's leading supplier of consumer products for lawn and garden care, with a full range of products for professional horticulture as well. The company owns the industry's most recognized brands. In the U.S., the company's Scotts(R), Miracle-Gro(R) and Ortho(R) brands are market leading In their categories, as is the consumer Roundup(R) brand which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In Europe, Scotts' brands Weedol(R), Pathclear(R), Evergreen(R), Levington(R), Miracle-Gro(R), Fertiligene(R), KB(R) and Substral(R).

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: Certain of the statements contained in this press release, including but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward looking information in this release, due to a variety of factors, including, but not limited to:

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         -        Adverse weather conditions could adversely affect the
                  Company's sales and financial results;

         - The Company's historical seasonality could impair the Company's ability to pay obligations as they come due and operating expenses;

         - The Company's substantial indebtedness could adversely affect the Company's financial health;

         - Public perceptions regarding the safety of the Company's products could adversely affect the Company;

         - The loss of one or more of the Company's top customers could adversely affect the Company's financial results because of the concentration of the Company's sales to a small number of retail customers;

         - The expiration of certain patents could substantially increase the Company's competition in the United States;

         - Compliance with environmental and other public health regulations could increase the Company's cost of doing business; and

         - The Company's significant international operations make the Company more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the company's publicly filed quarterly, annual, and other reports.